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                                                                  EXHIBIT (d)(4)


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                               KAYSUN HOLDINGS LLC

      LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement"), dated as of August 8, 2001, by and among the parties whose names and addresses are listed on Exhibit A hereto (collectively referred to as the "Members" or individually as a "Member").


      The Members desire to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the "Act"). KAYSUN Holdings LLC (the "Company") was formed on June 27, 2001 pursuant to the Act and the parties hereto desire to enter into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business.


      The Members, by this Agreement, set forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

      1. ORGANIZATION.

      1.1 FORMATION. A Certificate of Formation (the "Certificate") of the Company was filed with the Secretary of State of the State of Delaware on June 27, 2001. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the Act.

      1.2 NAME. The name of the limited liability company formed hereby is "KAYSUN Holdings LLC." The Company may conduct business under that name or any other name approved by the Members.

      1.3 PURPOSE. The Company is organized to acquire and to hold, directly or indirectly, debt or equity interests in or assets of Day Runner, Inc., a Delaware corporation (collectively, "Day Runner Interests"), and to take such actions and enter into such transactions as are necessary, convenient or appropriate in connection therewith. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act. The Members intend that the Company will be a limited liability company under the Act and will be classified as a partnership for federal and state income tax purposes. No Member shall take any action inconsistent with the express intent of the parties as set forth in this Section.

      1.4 NO STATE-LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member, for any purposes other than federal, state and local tax purposes, and this Agreement shall not be construed to suggest otherwise.



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      1.5 REGISTERED OFFICE AND AGENT. The location of the registered office of the Company shall be National Corporate Research, Ltd. The Company's Registered Agent at such address shall be 615 South DuPont Highway, Dover, Delaware 19901.

      1.6 TITLE TO COMPANY PROPERTY. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by a Member individually. The Company Interests (as hereinafter defined) of a Member shall constitute personal property.

      1.7 FISCAL YEAR. The fiscal year of the Company (the "Fiscal Year") shall end on December 31 of each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

      1.8 TERM. The term of the Company began on June 27, 2001, the date of the filing of the Certificate with the Secretary of State of the State of Delaware, and shall be perpetual unless terminated as provided herein or under the Act.

      2. MEMBERS.

      2.1 IDENTITY AND ADDRESS OF MEMBERS. The names and addresses of the Members are as set forth on Exhibit A attached hereto, subject to amendment as provided herein.

      2.2 LIMITED LIABILITY. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

      2.3 MEMBER MEETINGS AND APPROVALS. No annual or regular meetings of the Members are required to be held. However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. Unless otherwise provided in this Agreement, approval of the Members shall mean the approval of Members who hold a majority of the Company Interests.

      2.4 WITHDRAWALS OR RESIGNATIONS. No Member may resign from the Company without the prior written consent of the other Member except in connection with a transfer permitted pursuant to Section 9 hereof.

      2.5 ADMISSION OF NEW MEMBERS. No person shall be admitted as a Member of the Company without the unanimous approval of the Members.

      2.6 COMPETING ACTIVITIES. The Members and their affiliates may engage or invest in any activity, including those that might be in direct or indirect competition with the Company. Neither the Company nor either Member shall have any right in or to such other activities or to the income or proceeds derived therefrom. No Member shall be obligated to present any investment opportunity to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Each Member shall have the right to hold any investment opportunity for that Member's own account or to recommend such opportunity to persons other than the Company. The Members acknowledge that the Members


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and their affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members' time. Each Member hereby waives any and all rights and claims which that Member may otherwise have against the other Member and its affiliates as a result of any of such activities.

      2.7 TRANSACTIONS BETWEEN COMPANY AND MEMBERS. Notwithstanding that it may constitute a conflict of interest, either Member and its affiliates may engage in any transaction with the Company, including the payment of professional fees to employees of a Member or an affiliates thereof and the reimbursement of expenses for services performed for the Company, but only so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and if the other Member approves the transaction in writing.

      2.8 MEMBERS ARE NOT AGENTS. Pursuant to Section 3.1 and the Certificate, the management of the Company is vested in the Managers. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or as expressly required by the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company, nor does either Member, unless expressly and duly authorized in writing to do so by the Managers, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

      2.9 LIABILITY TO THIRD PARTIES. No Member shall be liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment decree or order of a court.

      2.10 CERTIFICATES OF COMPANY INTERESTS. Unless the Managers determine that Company Interests will be represented by Certificates of Company Interest, no certificate is required to evidence a Company Interest. The exact contents of a Certificate of Company Interest, if any, shall be determined by action of the Members substantially in conformity with the requirements of the Act.

      2.11 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and each other Member as follows:

            (a) Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All requisite actions necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken.

            (b) Such Member's authorization, execution, delivery and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of (A) any non-competition or non-solicitation agreement of any kind, (B) any material contract or agreement to which that Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction, or arbitration award to which that Member is subject; or (ii) require any consent, approval, or authorization from filing, or


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      registration with, or notice to, any governmental authority or other person, other than those that have already been obtained.

            (c) Such Member is familiar with the proposed business, financial condition, properties, operations, and prospects of the Company; has asked such questions and conducted such due diligence concerning such matters and concerning its acquisition of Company Interests as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction. Such Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company. Such Member understands that owning Company Interests involves various risks, including the restrictions on transferability set forth in this Agreement, lack of any public market for Company Interests, the risk of owning its Company Interests for an indefinite period of time, and the risk of losing its entire investment in the Company. Such Member is able to bear the economic risk of such investment; is acquiring its Company Interests for investment and solely for its own beneficial account and not with a view to or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution, or otherwise disposing of all or a portion of its Company Interests; and such Member acknowledges that the Company Interests have not been registered under the Securities Act of 1933, as amended (the "1933 Act") or any other applicable federal or state securities laws, and that the Company has no intention, and shall not have any obligation, to register or to obtain an exemption from registration for the Company Interests or to take action so as to permit sales pursuant to the 1933 Act (including Rules 144 and 144A thereunder).

      3. MANAGEMENT.

      3.1 MANAGERS. The business and affairs of the Company shall be managed by Kayne Anderson Capital Advisors, L.P., a California limited partnership ("Kayne"), and Sunrise Capital Partners, L.P., a Delaware limited partnership ("Sunrise" and, collectively with Kayne, the "Managers").

      3.2 POWERS AND AUTHORITY. Except for situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, the Managers shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business. The Managers, however, shall take no action unless both Managers agree, except that, in the event they are unable to agree, they may refer their decision to a third party jointly appointed by them or by both Members to resolve disputes, and a Manager may thereafter take action if such Manager and such third party so agree. The Members hereby appoint Robert Muh as such third party until another person may be so appointed.

      3.3 DEVOTION OF TIME. No Manager is obligated to devote all or any specific amount of time or business efforts to the affairs of the Company. Each Manager shall devote whatever time, effort, and skill as it deems appropriate for the operation of the Company.


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      3.4 LIABILITY. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by such Manager.

      3.5 COMPETING ACTIVITIES. Each Manager and its affiliates may engage or invest in, independently or with others, any business activity of any type or description, including those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. No Manager shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Each Manager shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to persons other than the Company. The Members acknowledge that the Managers and their affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Managers' time. The Members hereby waive any and all rights and claims which they may otherwise have against the Managers and their affiliates as a result of any of such activities.

      3.6 TRANSACTIONS BETWEEN COMPANY AND MANAGERS. Notwithstanding that it may constitute a conflict of interest, any Manager may, and may cause its affiliates to, engage in any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with the Company, including the payment of professional fees to such Manager or any of its affiliates and the reimbursement of expenses for services performed for the Company, but only so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company. A transaction between a Manager and/or its affiliates, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company if both Members affirmatively consent in writing to approve the transaction. Notwithstanding the foregoing, no Manager shall have any obligation, in connection with any such transaction between the Company and such Manager or an affiliates of such Manager, to seek the consent of the Members.

      4. CAPITAL CONTRIBUTIONS; LOANS FROM MEMBERS.

      4.1 DEFINITIONS. As used herein, the following terms have the respective meanings set forth below:


      "Distributions" shall mean any cash or property distributed to the Members in respect of their Company Interests and shall not mean payments to Members for services rendered.


      "Net Profits" and "Net Losses" shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each Fiscal Year employed on the Company's information tax return filed for federal income tax purposes.



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      "Treasury Regulations" shall mean the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Internal Revenue Code of 1986, as amended (the "Code"), and any successor regulations.

      4.2 TOTAL CONTRIBUTION. Upon execution of this Agreement, each Member shall make the contribution of Day Runner Interests to the Company shown opposite the Member's name on Exhibit A. Exhibit A shall be amended as necessary to reflect any additional contributions by any Member. The initial contribution of a Member is called the "Initial Contribution", and the amount of Initial Contribution, together with any additional contributions subsequently made by that Member in accordance with this Agreement, is called the "Total Contribution".

      4.3 COMPANY INTERESTS. Upon making the Initial Contribution, each Member shall have an interest in the Net Profits, Net Losses and Distributions of the Company ("Company Interest") which is set forth in Exhibit A. The Company Interest of each Member shall reflect the relative Capital Accounts of the Members and be subject to adjustment as provided in this Agreement.

      4.4 CAPITAL ACCOUNTS. The Company shall establish on its books for each Member an individual capital account ("Capital Account") which shall begin with a zero balance and thereafter be increased by the amounts of that Member's Total Contribution and the amounts of Net Profits allocated to that Member, decreased by the amounts of Net Losses and Distributions allocated to that Member, and otherwise increased or decreased by such other amounts as may be required to conform such capital account to the rules for the maintenance of capital accounts with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Upon a valid transfer of a Member's Company Interest in accordance with Section 9, such Member's Capital Account shall carry over to the new owner.

      4.5 WITHDRAWAL AND RETURN OF CAPITAL. Except upon dissolution and liquidation of the Company pursuant to Section 12, no Member shall have the right to withdraw all or any portion of that Member's capital contributions, without the consent of all of the other Members, such consent to be granted or refused in a Member's sole discretion.

      4.6 ADDITIONAL CAPITAL CONTRIBUTIONS.

            (a) No Member may make a voluntary contribution of capital to the Company without the consent of the other Member, other than in response to a solicitation pursuant to the following sentence. If the Managers determine to seek any contributions of additional capital from the Members ("Additional Capital Contributions"), the Managers shall solicit Additional Capital Contributions from both Members, and the Members shall contribute to the Company the requested capital amount in proportion to the Members' respective Company Interests, or as otherwise agreed upon by the Members.

            (b) If any Member fails to comply with the request by the Managers for Additional Capital Contributions in any manner, and any such failure continues for ten business days after receipt of written notice thereof from the Company, then such


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      Member (a "Defaulting Member") may be designated by the Company as in default and shall thereafter be subject to the provisions of this Section. The Company may choose not to designate any Member as a Defaulting Member and may agree to waive or permit the cure of any default by a Member, subject to such conditions as the Managers and the Defaulting Member may agree upon. The Managers shall promptly notify the non-defaulting Member of each default. A Member shall cease to be a Defaulting Member when the Defaulting Member complies with the request for Additional Capital Contributions within 30 days from its receipt of the Company's written notice.

            (c) Notwithstanding any other provision of this Agreement, no Defaulting Member shall receive any distribution except pursuant to
      Section 12. All distributions to which a Defaulting Member would have received were it not for its status as a Defaulting Member shall be held in a segregated account for the benefit of the Defaulting Member. If a Defaulting Member shall not cease to be a Defaulting Member as described in the last sentence of Section 4.6(b) within 30 days from its receipt of the Company's written notice of a request for Additional Capital Contributions, then all amounts held in such segregated account shall be distributed only to the non-defaulting Member until the amounts distributed to the non-defaulting Member equal the amount of Additional Capital Contribution that the Defaulting Member failed to provide. The final distribution of Company assets pursuant to Section 12 shall be made on the basis of the actual positive balance of the Defaulting Member's Capital Account.

            (d) Notwithstanding any other provision of this Agreement, the Company, upon demand, shall have the right to receive from a Defaulting Member the following amounts: (i) the unpaid amounts of all Additional Capital Contributions requested by the Managers or any other payment due hereunder, (ii) interest thereon at the lesser of the maximum rate permitted by law or at a floating rate equivalent to the prime rate published from time to time in The Wall Street Journal plus 5 percentage points from the date of default to the date on which the defaulted amount is paid and (iii) the Company's reasonable out-of-pocket legal and collection costs and expenses. The Company may, in its sole discretion, bring suit against a Defaulting Member and exercise any and all remedies in respect of the foregoing amounts. Upon the collection of any such amount, the Company shall make such adjustments in the Capital Accounts of the non-defaulting Members as may be necessary or appropriate to reflect such collection and to carry out the intent of the other provisions of this Section.

            (e) No right, power or remedy conferred upon the Company in this Section shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Company and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section or now or hereafter available at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, determine not to exercise any such right, power or remedy in the case of a default by any Defaulting Member.



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      4.7 LOANS FROM MEMBERS. The Company may borrow money from any Member or an affiliates thereof on such terms as the Managers shall determine to be fair and reasonable to the Company or as may be approved by both Members.

      5. ALLOCATION OF PROFITS AND LOSSES. The Company's Net Profits and Net Losses shall be allocated in proportion to the Company Interests of the Members, except as otherwise provided under Treasury Regulations issued under Section 704(b) of the Code.

      5.1 SPECIAL REGULATORY ALLOCATIONS; RESTORATIVE ALLOCATIONS.

            (a) The allocation of Net Profit and Net Loss pursuant to this Agreement is intended to comply with the Treasury Regulations issued under
      Section 704(b) of the Code and shall be interpreted consistent therewith. In addition, the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) that constitute a "qualified income offset" under such Section and the "minimum gain chargeback" provisions contemplated by Treasury Regulations Sections 1.704-2(f) and 1.704-2(i) are hereby incorporated by reference. All "nonrecourse deductions" (within the meaning of Section 1.704-2(b)(1) of the Treasury Regulations) shall be allocated to the Members in accordance with their Company Interests. Any "partner nonrecourse deductions" (within the meaning of Section 1.704-2(i)(1) of the Treasury Regulations) shall be allocated to the Member who bears the economic risk of loss with respect to the "partner nonrecourse debt" (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations) to which such partner nonrecourse deductions are attributable.

            (b) Any special allocations of items of income or gain pursuant to
      Section 5.1(a) shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if such special allocations had not occurred.

      6. DISTRIBUTIONS. All available cash, less such reserves as the Managers shall reasonably determine to be appropriate, shall be distributed to the Members in accordance with their respective Company Interests.

      7. CERTAIN TAX MATTERS. Except as otherwise provided herein, the income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members' Capital Accounts.

      7.1 ALLOCATION. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its fair market value at the time of contribution.



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      7.2 ALLOCATION ADJUSTMENT. Notwithstanding the foregoing, the Company shall have the power to adjust allocations made pursuant to this Section 7.2 as may be necessary to maintain substantial economic effect, or to ensure that such allocations are in accordance with the Company Interests of the Members in the Company, in each case within the meaning of the Code and the Treasury Regulations.

      7.3 TAX ELECTIONS. No election shall be made by the Managers or any Member for the Company to be excluded from the application of the provisions of Subchapter K of the Code. All elections required or permitted to be made by the Company under the Code shall be made by the Managers in such manner as in the Managers' reasonable judgment shall be most advantageous to the Members. Each of the Members shall upon request supply the information necessary to properly give effect to any such election.

      7.4 TAX MATTERS PARTNER.

            (a) Subject to the provisions of this Section, Day Holdings LLC ("Day Holdings") is hereby designated as the "tax matters partner" (as defined in Section 6231(a)(7) of the Code) of the Company (the "TMP"). The TMP is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the TMP and to do or refrain from doing any or all things reasonably required by the TMP to conduct such proceedings.

            (b) As the tax matters partner, the TMP will give notice to all the Members, within 30 days or in advance (unless impracticable), of the receipt by the Company of notification from the Internal Revenue Service of its intent to conduct an audit of the Company, the receipt of final Company administrative adjustments pursuant to Section 6223 of the Code, and any other information required by Section 6223(g) of the Code.

            (c) Promptly following written request of the TMP, the Company shall, to the fullest extent possible, reimburse and indemnify the TMP for all reasonable out-of-pocket expenses incurred by it in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Company or the Members.

            (d) The TMP shall not have any of the powers, and shall not be authorized to act on behalf of the Company in any of the matters, that are delegated to the Managers pursuant to Section 3.2 hereof.

      7.5 CLASSIFICATION AS A PARTNERSHIP FOR TAX PURPOSES. Each Member agrees that the Company will be treated as a partnership for federal, state and local income tax purposes (except to the extent prohibited by law) and shall take no action inconsistent with such treatment on any tax return or in any tax audit or judicial or administrative proceeding, or otherwise. Each Member consents to any election by the Company, if applicable, to be treated as a partnership for federal, state and local income tax purposes.


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      8. BOOKS AND RECORDS; BANK ACCOUNTS.

      8.1 BOOKS AND RECORDS. The books and records of the Company shall, at the cost and expense of the Company, be kept or caused to be kept by the Company at the principal place of business of the Company, which shall be the principal place of business of the TMP. Such books and records will be kept on the basis of the Fiscal Year, and will reflect all Company transactions and be appropriate and adequate for conducting the Company's business. Such books and records will be kept on the accrual method of accounting for financial and federal income tax purposes or such other method permitted under the Code and selected by the Managers. At the cost and expense of the Company, the Company will furnish to each Member a balance sheet, an income statement, and an annual statement of source and application of funds of the Company and will make reasonable efforts to cause to be delivered to each Member, as promptly as practicable on or before March 15 of each year, at the cost and expense of the Company, such financial statements for the immediately preceding Fiscal Year. In addition, the Company will make best efforts to prepare and furnish to each Member by January 31 of each year all information necessary for Members to prepare required tax returns. Each Member, at its own expense, will have the right upon reasonable notice to inspect the books and records of the Company during business hours at the principal place of business of the Company.

      8.2 BANK ACCOUNTS. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks or brokerage firm or firms selected by the Company. The funds of the Company will not be commingled with the funds of any other person. Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by authorized officers of the Company.

      8.3 OTHER INFORMATION. The Managers may release such information concerning the operations of the Company to such sources as is customary in the industry or required by law or regulation or by order of any court or regulatory body or by generally accepted accounting practices. For the term of the Company and for a period of four years thereafter, the Managers shall cause to be maintained and preserved all books of account and other relevant documents, except for tax information which shall be maintained for a period of seven years.

      9. TRANSFERS AND ASSIGNMENTS.

      9.1 GENERAL RESTRICTION ON TRANSFERS. Subject to the provisions of Section
9.2 hereof no Member may directly or indirectly through the transfer of interest in controlled affiliates or otherwise, sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of in whole or in part (each, a "Transfer") its Company Interest without the express written consent of the other Member; provided, however, that a Member may assign its Company Interest to an affiliate (a "Permitted Transferee") without the consent of the other Member if such Permitted Transferee agrees to be bound by all of the provisions of this Agreement. Any Transfer or purported Transfer in violation of this Agreement shall be null and void.

      9.2 RIGHT TO INITIATE SALE OF COMPANY INTEREST. At any time from the period commencing the day after the third anniversary of the date hereof:



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            (a) Either Member (the "Initiating Member") may furnish, in writing, to the other Member the cash price and terms on which it desires to sell its Company Interest (the "Initiating Member Sale Notice"). For a period of ten business days following receipt of the Initiating Member Sale Notice, the other Member shall be entitled by written notice to the Initiating Member to make an irrevocable offer (a "Member Offer") to purchase the Initiating Member's Company Interest in cash at a price equal to at least 90% of the price, and on the same terms, set forth in the Initiating Member Sale Notice (a "Member Sale"). In the event the other Member makes a Member Offer within the aforementioned ten-business-day period, both Members shall use reasonable best efforts to consummate the Member Sale as soon as practicable. To the extent that the other Member declines to make a Member Offer within such ten-business-day period, the other Member's right to purchase the Initiating Member's Company Interest shall terminate, and the Initiating Member shall be entitled to authorize the Company to retain a nationally or regionally recognized investment banking firm of good general reputation to explore the sale of all of the Day Runner Interests held by the Company or the Company Interests held by the Members to a non-affiliated third party.

            (b) In the event that within a period of 100 days of engaging an investment banking firm as described in paragraph (a) above (the "Third Party Offer Period"), the Company receives an offer (the "Third Party Offer") from a non-affiliated party solicited by the investment banking firm to purchase either all of the Day Runner Interests or the Company Interests ("Third Party Sale"), at a price that is equal to or in excess of, on a pro rata basis, the price requested in the Initiating Member Sale Notice for the Company Interest of the Initiating Member, the Initiating Member may as soon as practicable provide written notice of its intent to pursue such transaction to the other Member. If the Initiating Member does so, such other Member will be required to sell its Company Interest to the non-affiliated third party at the same time and price and on the same terms as the Initiating Member, or, to the extent applicable, agree to the sale of all of the Day Runner Interests in accordance with the terms set forth in the Third Party Offer. If a Third Party Offer is not received within the Third Party Offer Period or if a Third Party Offer is so received but a Third Party Sale is not consummated within 120 days of the engaging of an investment banking firm as described in paragraph (a) above, no Member shall effect a Transfer of its Company Interest without commencing de novo the procedures set forth in this Section 9.2. -- ----

            (c) In the event the efforts of an investment banking firm engaged by the Company as described in paragraph (a) above do not result in the consummation of a Third Party Sale pursuant to the terms set forth in this
      Section 9.2, the Initiating Member shall bear all fees and expenses of such investment banking firm and all legal or other professional fees and expenses incurred by the Company in connection with the sale process contemplated by this Section 9.2.

      10. EMPLOYEES OF THE COMPANY. The Members intend that the Company shall not have any employees of its own. The Managers and their affiliates shall furnish to the Company from time to time such qualified personnel as are needed to fill all work assignments and job positions that the Managers deem necessary in connection with the conduct of the

Company's business, and they shall be reimbursed for the allocated costs of such personnel in accordance with Section 2.7.

      11. AMENDMENT. Except as expressly provided herein, this Agreement may be amended only by the written consent of both Members. An amendment shall become effective as of the date specified in the approval of the Members, or, if none is specified, as of the date of such approval or as otherwise provided in the Act.

      12. DISSOLUTION.

      12.1 LIQUIDATION. The Company shall dissolve upon the earliest to occur of
(a) the unanimous determination to do so by the Members or (b) the entry of a decree of judicial dissolution against the Company in accordance with the Act. Any such dissolution shall be in accordance with the Act. All proceeds from such liquidation shall be distributed in accordance with the provisions of Section 18-804 of the Act, and all Company Interests shall be cancelled. No other event, including the retirement, insolvency, liquidation, dissolution, insanity, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the existence of the Company to terminate.

      12.2 FINAL ACCOUNTING. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Member from the date of the last previous accounting to the date of dissolution.

      12.3 DISTRIBUTION IN KIND. All or any portion of the Company's assets may be distributed in kind to the Member in the event the Managers determine that it is in the interest of the Company.

      12.4 CANCELLATION OF CERTIFICATE. Upon the completion of the winding up of the Company and the distribution of the Company's assets, the Company shall be terminated and the Member shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

      13. EXCULPATION AND INDEMNIFICATION. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members, or any of their members, officers, directors, stockholders, employees, representatives, agents, successors and assigns, nor any officer, employee, representative or agent of the Company (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person, provided such act or omission does not constitute gross negligence, fraud, willful misconduct, bad faith or material breach of this Agreement. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Covered Persons and hold them harmless from and against any losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney's fees) any of them may incur as, or acting on behalf of, a Member of the Company or in performing their obligations under this Agreement; provided, however, that no person shall be indemnified and held harmless in the case of gross negligence, fraud, willful misconduct, bad faith or material breach of this Agreement.

      14. GOVERNING LAW. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

      15. NOTICES. Unless otherwise specified herein, any notice, consent or waiver required by this Agreement shall be made in a writing and shall be delivered by hand (including special delivery service such as FedEx) or sent by prepaid registered or certified mail or any means of electronic communications (including telefax) with a confirmation copy sent by registered or certified mail or by hand, to the address(es) set forth on Exhibit A as may be amended to reflect any changes in address established by notice given in the manner provided in this Section. All notices, consents, and waivers shall be effective from the earlier of (i) the date of delivery or receipt thereof, as shown by a written receipt or by a machine generated answerback which identifies the receiving party and date of receipt, or (ii) the third day after the mailing or sending thereof.

      16. MISCELLANEOUS.

      16.1 DEFINITIONS. The word "person" shall include a corporation, partnership, company, firm or other form of association or entity as well as a natural person. The definitions of terms contained in the recitals shall be part of the agreement of the parties and shall apply throughout the Agreement.

      16.2 WAIVERS. No party hereto shall be deemed to have waived by its act or omission any provision herein or right hereunder unless that party has executed a writing setting forth the item waived and notified the other parties thereof in the manner provided in Section 15.

      16.3 SEVERABILITY. If any provision of this Agreement shall be found to be unenforceable by a court or other competent body, this Agreement shall be interpreted as though that provision, to the extent that it is found to be unenforceable, were not contained herein.

      16.4 SUCCESSORS, ASSIGNMENT. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and their respective heirs, successors and assigns.

      16.5 REMEDIES. The rights and remedies of the parties under this Agreement are not exclusive but shall be in addition to all the rights and remedies under the law governing this Agreement.

      16.6 NO THIRD-PARTY BENEFICIARY. This Agreement is made solely for the benefit of the Member and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

      16.7 INTERPRETATION. "Including" means "including without limitation"; the word "or" is inclusive and includes "and"; the singular shall include the plural and vice versa; each word of gender shall include each other word of gender as the context may require; and references to "Sections" or "Articles" or "Exhibits" shall mean Sections or Articles of this Agreement or Exhibits attached to this Agreement, unless expressly indicated otherwise. All Exhibits are made a part of and incorporated into this Agreement. No party shall be deemed the drafter of this Agreement, and neither this Agreement nor any provision hereof shall be construed against any party as a drafter. The titles and subtitles of the Articles and Sections used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      16.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original of this Agreement, and all of which together shall constitute one and the same Agreement; provided, however that this Agreement will not be effective until each and every party has executed and delivered to each other party at least one counterpart of this Agreement signed by that party. The delivery of a signed counterpart of this Agreement by telefax or facsimile shall be deemed to have the same effect as the delivery of a signature original of that counterpart.

      16.9 WAIVER OF PARTITION. Except as may otherwise be provided by law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company's property.

      16.10 INDEMNIFICATION. The Members shall cause the Company to indemnify and hold harmless Day Holdings from and against any obligation Day Holdings may have to Wells Fargo Bank, N.A. ("Wells Fargo") with respect to Proceeds (as such term is defined in that certain Assignment Agreement dated as of May 24, 2001, between Wells Fargo and Day Holdings) received by the Company, Osmond or any affiliate of either thereof.

               IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.


                          DAY HOLDINGS LLC, a Delaware limited
                                liability company


                          By: KAYNE ANDERSON CAPITAL ADVISORS, L.P., its
                             Manager

                          By: KAYNE ANDERSON INVESTMENT MANAGEMENT, INC., its
                             General Partner





                          By:
                             ------------------------------------
                          Name:
                          Title:



                          OSMOND ACQUISITION COMPANY, LLC, a Delaware limited
                             liability company

                          By: SUNRISE CAPITAL PARTNERS, L.P., its Manager

                          By: SUNRISE ADVISORS, LLC, its General   Partner





                          By:
                             ------------------------------------

                          Name:
                          Title:

                                    EXHIBIT A

                 INITIAL CONTRIBUTIONS AND ADDRESSES OF MEMBERS
                                       OF
                               KAYSUN HOLDINGS LLC
                              as of August 8, 2001

                                                                                        COMPANY
        NAME                        ADDRESS                INITIAL CONTRIBUTION         INTEREST
----------------------    -------------------------------  ---------------------------  -----------
Day Holdings LLC          1800 Avenue of the Stars         50% interest in the loans       50%
                          2nd Floor                        and other interests under
                          Los Angeles, CA 90067            the Second Amended and
                          Attention: David Shladovsky      Restated Loan Agreement
                                     and Robert Sinnott    dated as of November 1,
                                                           2000 among Day Runner, the
                          Telephone: 310-284-6438          other Borrowers named
                          Facsimile: 310-284-6444          therein, the Lenders named
                                                           therein and Wells Fargo
                                                           Bank, N.A., as
                                                           Administrative Agent, as
                                                           heretofore amended or
                                                           otherwise modified
---------------------------------------------------------------------------------------------------

Osmond Acquisition        685 Third Avenue                 50% interest in the loans       50%
Company LLC               15th Floor                       and other interests under
                          New York, NY 10017               the Second Amended and
                          Attention: Lawrence Coben and    Restated Loan Agreement
                                     Michael Stewart       dated as of November 1, 2000
                                Telephone: 212-582-3015    among Day Runner, the other
                                Facsimile: 212-582-3016    Borrowers named therein, the
                                                           Lenders named therein and
                                                           Wells Fargo Bank, N.A., as
                                                           Administrative Agent, as
                                                           heretofore amended or
                                                           otherwise modified